Knight Transportation Reports Revenue and Net Income for the Second Quarter Ended June 30, 2009

Knight Transportation, one of North America’s largest truckload carriers, reported revenue and earnings for the second quarter ended June 30, 2009.  Highlights include:

•	Operating income of $20.8 million, an increase of 0.3% compared with the second quarter of 2008.

•	Revenue before fuel surcharge of $144.3 million, a decrease of 6.8% compared with the second quarter of 2008.

•	Diluted earnings per share of $0.15 vs. $0.15 in the second quarter of 2008.

For the quarter, revenue before fuel surcharge decreased 6.8%, to $144.3 million from $154.8 million. Primarily due to decreased fuel surcharge revenue, total revenue decreased 21.4%, to $162.1 million from $206.1 million for the same quarter of 2008. The U.S. average cost of diesel fuel during the second quarter was $2.34 compared to $4.42 in the second quarter of 2008.  Operating income in the quarter of $20.8 million represented a 0.3% increase over the $20.7 million reported in the second quarter 2008.  Net income decreased 1.0% to $12.6 million from $12.7 million for the same period of 2008. Net income per diluted share for the quarter was $0.15, compared to $0.15 for the same period of 2008.

Year-to-date, revenue before fuel surcharge decreased 6.3%, to $277.4 million from $296.1 million for the same period of 2008.  Operating income increased 2.0% to $40.2 million from $39.4 million for the same period of 2008.  Net income increased 0.8% to $24.3 million from $24.1 million in the same period of 2008.  Net income per diluted share was $0.29 compared to $0.28 for the first half of 2008.

The company previously announced an increase to the quarterly cash dividend from $0.04 per share to $0.05 per share to shareholders of record on June 5, 2009, which was paid on June 26, 2009.

Chairman and Chief Executive Officer, Kevin P. Knight, offered the following comments:

“Although the challenging freight environment continued in the second quarter, we did experience an increase in seasonal demand as the quarter progressed.  Our multiple-truckload service offerings continue to enable us to grow our market share and increase our loads hauled which were up 5.5%, year-over-year.  This quarter’s performance is a further demonstration of the flexibility of our decentralized business model and ability to adjust and adapt to market conditions.

“In the second quarter, equipment productivity, as measured by average revenue per tractor in the quarter, was down 8.1% from the year-ago period.  Our non-paid empty mile percentage increased to 11.7% from 11.2% in the year ago period, and reflected weak freight demand.  Our average length of haul decreased to 474 miles from 525 miles in the same period last year.  The drayage activities in our intermodal business had a modestly negative effect on our average length of haul.

“On a consolidated basis, Knight Transportation produced an operating ratio (operating expenses, net of fuel surcharge, as a percentage of revenue before fuel surcharge) of 85.6% in the second quarter of this year compared to 86.6% in the same period last year.  Knight Dry Van generated an operating ratio of 85.4%.  Knight Refrigerated generated an operating ratio of 84.2%.  Knight Brokerage generated an operating ratio of 92.9%.

“While the flurry of bid activity has subsided, the results from the bids earlier this year implemented in the second quarter have pressured rates.  Revenue per total mile decreased 3.8% compared to the same quarter a year ago.  We have not yet seen evidence that would suggest strong improvements in demand are on the horizon.  However, we have seen evidence that many truckload carriers are barely viable and are plagued with weak balance sheets, aging fleets and dramatically shrinking revenues.  We expect the challenging truckload market to yield opportunities to continue to capture market share over time.  We believe we are well positioned to navigate the challenges of the current environment and thrive as the market improves when truckload capacity decreases and/or freight demand modestly increases.

“Our plan during this environment continues to be to provide high levels of localized service through our network of service centers and branches, to ratchet up our already intense focus on controlling costs, and to evaluate strategic opportunities that can create value for our stakeholders without undue risk.  We have significant financial flexibility and a strong balance sheet, with $498.6 million of stockholders’ equity, $79.4 million in cash and short term investments, and zero debt at June 30, 2009.

“Lower diesel fuel prices combined with ongoing success of several internal initiatives to improve fuel efficiency helped profitability.  These initiatives include improving fuel efficiency, more disciplined fuel purchasing and fuel stop routing, and fewer out-of-route miles.

“During the quarter, we saw benefits from continued improvement in insurance and claims expense.  We believe our training program and other management efforts have been instrumental factors in reducing the severity and frequency of accidents.

“We continue to operate a relatively young fleet of late-model equipment.  We operate over 2,000 tractors that are 2007 U.S. EPA emission compliant.  Our service center network allows us to efficiently maintain this equipment.  Looking ahead, we plan to continue a similar trade cycle and adopt the even cleaner burning engines which will be available in 2010.

“In the quarter, our gain on the sale of equipment decreased to $437,000, from $473,000 for the same period last year.”

The company will hold a conference call on July 22, 4:30PM EDT, to further discuss its results of operations for the quarter ended June 30, 2009. The dial in number for this conference call is 1-866-793-1299. Slides to accompany this call will be posted on the company’s website and will be available to download prior to the scheduled conference time.  To view the presentation, please visit http://investors.knighttrans.com/presentations, “Second Quarter 2009 Conference Call Presentation”.

Knight Transportation, Inc. is a truckload carrier offering dry van, refrigerated, intermodal and brokerage services to customers through a network of service centers and branches located throughout the United States serving North America. As “Your Hometown National Carrier,” Knight strives to offer customers and drivers personal service and attention through each service center, while offering integrated freight transportation nationwide and beyond through the scale of one of North America’s largest trucking companies. The principal types of freight we transport include consumer staples, retail, paper products, packaging/plastics, manufacturing, and import/export commodities.

INCOME STATEMENT DATA:	Three Months Ended June 30,		Six Months Ended June 30,
	(Unaudited, in thousands, except per share amounts)

	2009	2008	2009	2008
REVENUE:
Revenue, before fuel surcharge	$144,261	$154,833	$277,390	$296,135
Fuel surcharge	17,819	51,274	33,409	86,383
TOTAL REVENUE	162,080	206,107	310,799	382,518

OPERATING EXPENSES:
Salaries, wages and benefits	49,999	53,895	98,302	103,906
Fuel expense - gross	33,579	72,730	62,458	126,286
Operations and maintenance	10,737	10,647	20,725	19,947
Insurance and claims	5,392	7,713	10,709	14,779
Operating taxes and licenses	3,433	3,852	6,995	7,504
Communications	1,350	1,473	2,822	2,888
Depreciation and amortization	17,620	17,118	35,321	34,071
Lease expense - revenue equipment	-	36	-	90
Purchased transportation	15,277	14,570	25,972	27,491
Miscellaneous operating expenses	3,907	3,350	7,261	6,107
	141,294	185,384	270,565	343,069
Income From Operations	20,786	20,723	40,234	39,449

Interest income	349	190	655	445
Other income/(expense)	-	225	(21)	225

Income Before Income Taxes	21,135	21,138	40,868	40,119
INCOME TAXES	8,568	8,446	16,558	16,010

NET INCOME	$12,567	$12,692	$24,310	$24,109
Net Income Per Share
- Basic	$0.15	$0.15	$0.29	$0.28
- Diluted	$0.15	$0.15	$0.29	$0.28
Weighted Average Shares Outstanding
- Basic	83,069	85,523	83,165	85,901
- Diluted	83,518	86,104	83,507	86,427

BALANCE SHEET DATA:
	06/30/09	12/31/08
ASSETS	(Unaudited, in thousands)
Cash and cash equivalents	$22,829	$22,027
Short term investments	56,553	31,877
Accounts receivable, net	69,445	70,810
Notes receivable, net	1,073	159
Other current assets	15,406	13,258
Prepaid expenses	7,526	7,108
Income tax receivable	-	774
Current deferred tax asset	7,148	6,480
Total Current Assets	179,980	152,493

Property and equipment, net	468,856	472,228
Notes receivable, long-term	2,000	674
Goodwill	10,343	10,353
Intangible assets, net	144	176
Long-term deferred tax assets	-	5,877
Other assets and restricted cash	7,422	5,139

Total Assets	$668,745	$646,940

LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts payable	$12,845	$6,195
Accrued payroll and purchased transportation	9,684	7,432
Accrued liabilities	11,334	6,273
Claims accrual - current portion	14,693	15,239
Total Current Liabilities	48,556	35,139

Claims accrual - long-term portion	14,628	15,236
Deferred income taxes	106,916	112,661
Total Long-term Liabilities	121,544	127,897

Total Liabilities	170,100	163,036

Common stock	831	834
Additional paid-in capital	111,694	108,885
Retained earnings	386,120	374,185
Total Shareholders' Equity	498,645	483,904

Total Liabilities and Shareholders' Equity	$668,745	$646,940

	Three Months Ended June 30,			Six Months Ended June 30,

	2009	2008		2009	2008
	(Unaudited)	(Unaudited)		(Unaudited)	(Unaudited)

OPERATING STATISTICS			%			%
			Change			Change
Average Revenue Per Tractor*	$36,329	$39,527	-8.1%	$70,316	$75,550	-6.9%

Non-paid Empty Mile Percent	11.7%	11.2%	4.5%	12.1%	11.6%	4.3%

Average Length of Haul	474	525	-9.7%	477	526	-9.3%

Operating Ratio**	85.6%	86.6%		85.5%	86.7%

Average Tractors - Total	3,735	3,733	0.1%	3,728	3,728	0.0%

Tractors - End of Quarter:
Company	3,452	3,589		3,452	3,589
Owner - Operator	299	179		299	179
	3,751	3,768		3,751	3,768

Trailers - End of Quarter	8,769	8,786		8,769	8,786

Net Capital Expenditures (in thousands)	$16,989	$8,892		$27,868	$30,517

Adjusted Cash Flow From Operations Excluding Change in Short-term Investments (in thousands) ***	$18,141	$18,420		$65,990	$57,147

* Includes dry van and refrigerated revenue excluding fuel surcharge, brokerage revenue, and other revenue.

** Operating ratio as reported in this press release is based upon total operating expenses, net of fuel surcharge, as a percentage of revenue, before fuel surcharge. Revenue from fuel surcharge is available on the accompanying statements of income.  We measure our revenue, before fuel surcharge, and our operating expenses, net of fuel surcharge, because we believe that eliminating this sometimes volatile source of revenue affords a more consistent basis for comparing our results of operations from period to period.

*** Adjusted cash flow from operations of $18,141 for the quarter ended June 30, 2009 does not include $9,890 increase in short-term investments, and adjusted cash flow from operations of $18,420 for the comparative quarter ended June 30, 2008 does not include $4,563 increase in short-term investments. These are the reconciling items needed to tie back to cashflow from operations.

*** Adjusted cash flow from operations of $65,990 for the six month period ended June 30, 2009 does not include $24,676 increase in short-term investments, and adjusted cash flow from operations of $57,147 for the comparative six month period ended June 30, 2008 does not include $4,082 increase in short-term investments. These are the reconciling items needed to tie back to cashflow from operations.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. These statements generally may be identified by their use of terms or phrases such as "expects," "estimates," "anticipates," "projects," "believes," "plans," "intends," "may," "will," "should," "could," "potential," "continue," "future," and terms or phrases of similar substance. Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. Accordingly, actual results may differ from those set forth in the forward-looking statements.  Readers should review and consider the factors that may affect future results and other disclosures by the Company in its press releases, stockholder reports, Annual Report on Form 10-K, and other filings with the Securities Exchange Commission. We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

Contact:      Dave Jackson, CFO, at (602) 269-2000